Exhibit 2.3

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2021, EDAP TMS S.A. (the “Company,” “we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
American Depositary Shares, each representing 1 share, nominal value €0.13 per share	EDAP	The NASDAQ Global Market
Ordinary Shares, nominal value €0.13 per share*		The NASDAQ Global Market

*Not for trading, but only in connection with the registration of American Depositary Shares.

Our ordinary shares are traded on The NASDAQ Global Market of The NASDAQ Stock Market, Inc. (“NASDAQ”) represented by American Depositary Shares (“ADSs”) delivered by The Bank of New York Mellon (the “depositary”) pursuant to the deposit agreement (the “deposit agreement”) dated as of July 31, 1997, as amended and restated as of April 7, 2008, among our company, The Bank of New York Mellon, as depositary, and all owners and beneficial owners from time to time of ADSs issued thereunder. Ordinary shares that may be issued pursuant to this prospectus and the applicable prospectus supplement, whether directly or upon conversion of preferred shares or exercise of warrants, may be represented by ADSs. The ADSs may be uncertificated securities or certificated securities evidenced by American Depositary Receipts, or ADRs. Each ADS will represent one share (or a right to receive one share) deposited with the principal Paris office of Société Générale (the “custodian”), as custodian for the depositary under the deposit agreement. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, NY 10286.

Our ADSs have been listed on the NASDAQ since July 1997 and are traded under the symbol EDAP. In connection with this NASDAQ listing (but not for trading), the shares are registered under Section 12(b) of the Exchange Act.

This exhibit contains a description of the rights of (i) the holders of shares and (ii) ADR holders. Shares underlying the ADSs are held by Bank of New York Mellon, the depositary, and holders of ADSs will not be treated as holders of the shares.

The following summaries are not intended to be exhaustive and, in the case of our ordinary shares, such summary is subject to, and qualified in its entirety by, EDAP’s by-laws and by French law and, in the case of our ADSs, such summary is subject to, and qualified in its entirety by, the terms of the Deposit Agreement. Such summaries do not address all of the provisions of the by-laws or French law or of the Deposit Agreement, and do not purport to be complete. Our by-laws and the Deposit Agreement are each attached as exhibits to our Annual Report on Form 20-F for which this exhibit is provided (the “Annual Report”).

Capitalized terms not otherwise defined in this exhibit have the meanings given to them in EDAP’s Annual Report.

Ordinary Shares

The description below reflects certain terms of our by-laws, and summarizes the material rights of holders of our ordinary shares under French law.

General

As of March 31, 2022, the total number of shares issued was 33,758,564 with 292,428 shares held as treasury shares, thus bringing the total number of shares outstanding to 33,466,136.

Dividend and Liquidation Rights (French Law)

Net income in each fiscal year, increased or reduced, as the case may be, by any profit or loss of the Company carried forward from prior years, less any contributions to legal reserves, is available for distribution to our shareholders as dividends, subject to the requirements of French law and our by-laws.

Under French law, we are required to allocate at least 5% of our unconsolidated net profits in each fiscal year to a legal reserve fund before dividends may be paid with respect to that year. Such allocation is compulsory until the amount in such reserve fund is equal to 10% of the nominal amount of the registered capital. The legal reserve is distributable only upon the liquidation of the Company.

Our shareholders may, upon recommendation of the Board of Directors, decide to allocate all or a part of distributable profits, if any, among special or general reserves, to carry them forward to the next fiscal year as retained earnings, or to allocate them to the shareholders as dividends.

Our by-laws provide that, if so agreed by the shareholders, reserves that are available for distribution under French law and our by-laws may be distributed as dividends, subject to certain limitations.

If we have made distributable profits since the end of the preceding fiscal year (as shown on an interim income statement certified by our statutory auditors), the Board of Directors has the authority under French law, without the approval of shareholders, to distribute interim dividends to the extent of such distributable profits. We have never paid interim dividends.

Under French law, dividends are distributed to shareholders pro rata according to their respective shareholdings. Dividends are payable to holders of shares outstanding on the date of the annual shareholders' meeting deciding the distribution of dividends, or in the case of interim dividends, on the date of the Board of Directors meeting approving the distribution of interim dividends. However, holders of newly issued shares may have their rights to dividends limited with respect to certain fiscal years. The actual dividend payment date is decided by the shareholders in an ordinary general meeting or by the Board of Directors in the absence of such a decision by the shareholders. The payment of the dividends must occur within nine months from the end of our fiscal year. Under French law, dividends not claimed within five years of the date of payment revert to the French State.

If the Company is liquidated, our assets remaining after payment of our debts, liquidation expenses and all of our remaining obligations will be distributed first to repay in full the nominal value of the shares, then the surplus, if any, will be distributed pro rata among the shareholders based on the nominal value of their shareholdings and subject to any special rights granted to holders of priority shares, if any. Shareholders are liable for corporate liabilities only up to the par value of the shares they hold and are not liable to further capital calls of the Company.

Changes in Share Capital (French Law)

Our share capital may be increased only with the approval of two thirds of the shareholders voting or represented at an extraordinary general meeting, following a recommendation of the Board of Directors. Increases in the share capital may be effected either by the issuance of additional shares (including the creation of a new class of shares) or by an increase in the nominal value of existing shares or by the exercise of rights attached to securities giving access to the share capital. Additional Shares may be issued for cash or for assets contributed in kind, upon the conversion of debt securities previously issued by the Company, by capitalization of reserves, or, subject to certain conditions, by way of offset against indebtedness incurred by the Company. Dividends paid in the form of shares may be distributed in lieu of payment of cash dividends, as described above under ‘‘—Dividend and Liquidation Rights (French law).’’ French law permits different classes of shares to have liquidation, voting and dividend rights different from those of the outstanding ordinary shares, although we only have one class of shares.

Our share capital may be decreased only with the approval of two thirds of the shareholders voting or represented at an extraordinary general meeting. The share capital may be reduced either by decreasing the nominal value of the shares or by reducing the number of outstanding shares. The conditions under which the registered capital may be reduced will vary depending upon whether or not the reduction is attributable to losses incurred by the Company. The number of outstanding shares may be reduced either by an exchange of shares or by the repurchase and cancellation by the Company of its shares. Under French law, all the shareholders in each class of shares must be treated equally unless the inequality in treatment is accepted by the affected shareholder. If the reduction is not attributable to losses incurred by us, each shareholder will be offered an opportunity to participate in such capital reduction and may decide whether or not to participate therein.

Repurchase of Shares (French Law)

Pursuant to French law, the Company, as a company whose shares are not admitted to trading on a regulated market subject to the provisions of Article L. 433-3 II of the French Monetary and Financial Code, may not acquire its own shares except (a) to reduce its share capital under certain circumstances with the approval of the shareholders at an extraordinary general meeting, (b) to provide shares for distribution to employees under a profit sharing or a stock option plan, (c) to offer shares as payment in exchange for assets acquired by the Company in the context of an external growth, merger, demerger or contribution transaction and (d) to provide shares to shareholders as part of a sale procedure organized by the Company. However, the Company may not hold more than 10% of its shares then-issued and 5% for a repurchase of shares to offer them as payment or in exchange for assets acquired by the Company in the context of an external growth, merger, demerger or contribution transaction. A subsidiary of the Company is prohibited by French law from holding shares of the Company and, in the event it becomes a shareholder of the Company, such shareholder must transfer all the shares of the Company that it holds.

Attendance and Voting at Shareholders’ Meetings (French Law)

In accordance with French law, there are two types of general shareholders’ meetings, ordinary and extraordinary. Ordinary general meetings are required for matters such as the election of directors, the appointment of statutory auditors, the approval of the report prepared by the Board of Directors, the annual accounts and the declaration of dividends.

Extraordinary general meetings are required for approval of matters such as amendments to the Company’s by-laws, modification of shareholders’ rights, approval of mergers, increases or decreases in share capital (including a waiver of preferential subscription rights), the creation of a new class of shares, the authorization of the issuance of investment certificates or securities convertible or exchangeable into shares and for the sale or transfer of substantially all of the Company’s assets.

The Board of Directors is required to convene an annual ordinary general shareholders’ meeting, which must be held within six months of the end of our fiscal year, for approval of the annual accounts.

Other ordinary or extraordinary meetings may be convened at any time during the year. Shareholders’ meetings may be convened by the Board of Directors or, if the Board of Directors fails to call such a meeting, by our statutory auditors or by a court-appointed agent. The court may be requested to appoint an agent either by one or more shareholders holding at least 5% of the registered capital or by an interested party under certain circumstances, or, in case of an urgent matter, by the Work Council (Comité Social et Economique) representing the employees. The notice calling a meeting must state the agenda for such meeting.

French law provides that, at least 15 days before the date set for any general meeting on first notice, and at least ten days before the date set for any general meeting on second notice, notice of the meeting (avis de convocation) must be sent by mail to all holders of properly registered shares who have held such shares for more than one month before the date of the notice. A preliminary written notice (avis de réunion) must be sent to each shareholder who has requested to be notified in writing. Under French law, one or several shareholders together holding a specified percentage of shares may propose resolutions to be submitted for approval by the shareholders at the meeting. Upon our request, the Bank of New York Mellon will send to holders of ADSs notices of shareholders’ meetings and other reports and communications that are made generally available to shareholders. The Work Council may also require the registration of resolution proposals on the agenda.

Attendance and exercise of voting rights at ordinary and extraordinary general shareholders’ meetings are subject to certain conditions. Shareholders deciding to exercise their voting rights must have their shares registered in their names in the shareholder registry maintained by or on behalf of the Company before the meeting. An ADS holder must timely and properly return its voting instruction card to the Depositary to exercise the voting rights relating to the shares represented by its ADSs. The Depositary will use its reasonable efforts to vote the underlying shares in the manner indicated by the ADS holder. In addition, if an ADS holder does not timely return a voting instruction card or the voting instruction card received is improperly completed or blank, that holder will be deemed to have given the Depositary a proxy to vote, and the Depositary will vote in favor of all proposals recommended by the Board of Directors and against all proposals that are not recommended by the Board of Directors.

All shareholders who have properly registered their shares have the right to participate in general shareholders’ meetings, either in person, by proxy, or by mail, and to vote according to the number of shares they hold. Each share confers on the shareholder the right to one vote. Under French law, an entity we control directly or indirectly is prohibited from holding shares in the Company and, in the event it becomes a shareholder, shares held by such entity would be deprived of voting rights. A proxy may be granted by a shareholder whose name is registered on our share registry to his or her spouse, to another shareholder or to a legal representative, in the case of a legal entity, or by sending a proxy to the Company. Under French law, a proxy that is returned without instructions will be counted as present for purposes of the quorum and will be counted (i) in favor of the adoption of the draft resolutions presented or approved by the Board of Directors and (ii) against the adoption of all other draft resolutions which were not expressly presented or approved by the Board of Directors..

The presence in person or by proxy of shareholders having not less than 20% (in the case of an ordinary general meeting or an extraordinary general meeting deciding upon any capital increase by capitalization of reserves) or 25% (in the case of any other extraordinary general meeting) of the shares entitled to vote is necessary to reach a quorum. If a quorum is not reached at any meeting, the meeting is adjourned. Upon reconvening of an adjourned meeting, there is no quorum requirement in the case of an ordinary general meeting or an extraordinary general meeting deciding upon any capital increase by capitalization of reserves. The presence in person or by proxy of shareholders having not less than 20% of the shares is necessary to reach a quorum in the case of any other type of extraordinary general meeting.

At an ordinary general meeting or an extraordinary general meeting deciding upon any capital increase by capitalization of reserves, a simple majority of the votes of the shareholders present or represented by proxy is required to approve a resolution. At any other extraordinary general meeting, two-thirds of the votes cast is required. However, a unanimous vote is required to increase liabilities of shareholders.

Under French law, abstention from voting, blank votes and null votes by those present or those represented by proxy or voting by mail are no longer counted as votes against the resolution submitted to a shareholder vote at any of the two types of meetings.

In addition to his/her rights to certain information regarding the Company, any shareholder may, during the two-week period preceding a shareholders’ meeting, and at the latest four business days prior such meeting, submit to the

Board of Directors written questions relating to the agenda for the meeting. The Board of Directors must respond to such questions during the meeting.

Under French law, shareholders can nominate individuals or companies for election to the Board of Directors at a shareholders’ meeting. When the nomination is part of the agenda of the shareholders’ meeting, the nomination must contain the name, age, professional references and professional activity of the nominee for the past five years, as well as the number of shares owned by such candidate, if any. In addition, if the agenda for the shareholders’ meeting includes the election of members of the Board of Directors, any shareholder may require, during the meeting, the nomination of a candidate for election at the Board of Directors at the shareholders’ meeting, even if such shareholder has not followed the nomination procedures. Under French law, shareholders cannot elect a new member of the Board of Directors at a general shareholders meeting if the agenda for the meeting does not include the election of a member of the Board of Directors, unless such nomination is necessary to fill a vacancy due to the previous dismissal of a member.

As set forth in our by-laws, shareholders’ meetings are held at the registered office of the Company or at any other locations specified in the written notice. We do not have staggered or cumulative voting arrangements for the election of Directors.

Preferential Subscription Rights (French Law)

Shareholders have preferential rights to subscribe for additional shares issued by the Company for cash on a pro rata basis (or any equity securities of the Company or other securities giving a right, directly or indirectly, to equity securities issued by the Company). Shareholders may waive their preferential rights, either individually or at an extraordinary general meeting under certain circumstances. Preferential subscription rights, if not previously waived, are transferable during the subscription period relating to a particular offering of shares. U.S. holders of ADSs may not be able to exercise preferential rights for Shares underlying their ADSs unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirement thereunder is available.

Form and Holding of Shares (French Law)

Form of Shares

Our by-laws provide that shares can only be held in registered form.

Holding of Shares

The shares are registered in the name of the respective owners thereof in the registry maintained by or on behalf of the Company.

Stock certificates evidencing shares, in a manner comparable to that in the United States, are not issued by French companies, but we may issue or cause to be issued confirmations of shareholdings registered in such registry to the persons in whose names the shares are registered. Pursuant to French law, such confirmations do not constitute documents of title and are not negotiable instruments.

Ownership of ADSs or Shares by Non-French Residents (French Law)

Under current French law, there is no limitation on the right of non-French residents or non-French security holders to own, or where applicable, vote securities of a French company.

Nevertheless, any investment: (i) by (a) any non-French citizen, (b) any French citizen not residing in France, (c) any non-French entity or (d) any French entity controlled by one of the aforementioned individuals or entities; (ii) that will result in the relevant investor (a) acquiring control of an entity having its registered office in France, (b) acquiring all or part of a business line of an entity having its registered office in France, or (c) for non-EU or non-EEA investors crossing, directly or indirectly, alone or in concert, a 25% threshold of voting rights in an entity having its registered office in France; and (iii) developing activities in certain strategic industries related to: (a) activities likely to prejudice national defense interests, participating in the exercise of official authority or likely to prejudice public order and public security (including activities related to weapons, dual-use goods and technologies, IT systems, cryptology, data capturing devices, gambling, toxic agents or data storage), (b) activities relating to essential infrastructure, goods or services (including energy, water, transportation, space, telecom, public health, farm products or media), (c) research and development activities related to critical technologies (including cybersecurity, artificial intelligence, robotics, additive manufacturing, semiconductors, quantum technologies, energy storage or biotechnology) or dual-use goods and technologies, is subject to the prior authorization of the French Minister of Economy, which authorization, if granted, may be subject to certain undertakings. This request for prior authorization must be filed with the French Ministry of Economy, which has 30 business days from receipt of the complete file to provide a first decision which may (i) unconditionally authorize the investment or (ii) indicate that further examination is required. In the latter case, the French Ministry of Economy must make a second decision within 45 business days from its first decision. In case of lack of response from the French Ministry of Economy within the above mentioned timeframe, the authorization will be deemed refused. If the authorization is granted, it may be subject to the signature of a letter of undertakings aimed at protecting the French national interests. If an investment requiring the prior authorization of the French Minister of Economy is completed without such authorization having been granted, the French Minister of Economy might direct the relevant investor to (i) submit a request for authorization, (ii) have the previous situation restored at its own expense, or (iii) amend the investment. The relevant investor might also be found criminally liable and might be sanctioned with a fine which cannot exceed the greater of: (i) twice the amount of the relevant investment, (ii) 10% of the annual turnover before tax of the target company and (iii) €5 million (for a company) or €1 million (for an individual).

The French Monetary and Financial Code (CMF) provides for statistical reporting requirements. Transactions by which non-French residents acquire at least 10% of the share capital or voting rights, or cross the 10% threshold, of a French resident company, are considered as foreign direct investments in France and are subject to statistical reporting requirements (Articles R. 152-1; R.152-3 and R. 152-11 of the CMF). When the investment exceeds €12,500,000, companies must declare foreign transactions directly to the Banque de France within 20 business days following the date of certain direct foreign investments in us, including any purchase of ADSs. Failure to comply with such statistical reporting requirement may be sanctioned by five years’ imprisonment and a fine of a maximum amount equal to twice the amount which should have been reported, in accordance with Article L 165-1 of the CMF. This amount may be increased fivefold if the violation is made by a legal entity.

Certain Exemptions (US Law)

Under the U.S. securities laws, as a foreign private issuer, we are exempt from certain rules that apply to domestic U.S. issuers with equity securities registered under the U.S. Securities Exchange Act of 1934, including the proxy solicitation rules and the rules requiring disclosure of share ownership by directors, officers and certain shareholders. We are also exempt from certain of the current NASDAQ corporate governance requirements. For more information on these exemptions, see Item 16.G, ‘‘Corporate Governance —Exemptions from Certain NASDAQ Corporate Governance Rules’’.

American Depositary Shares

The description below reflects certain terms of the Deposit Agreement, and summarizes the material rights of holders of our ADSs.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. French law governs the rights of holders of our ordinary shares. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

We refer to the shares that are at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the deposit agreement as “Deposited Securities”.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided under “Where you can find more information about us.”

Deposit, Transfer and Withdrawal

French law provides that ownership of shares generally be evidenced only by an inscription in an account in the name of the holder maintained by either the issuer or an authorized intermediary such as a bank. See Item 10, “Additional Information —Memorandum and Articles of Association —Form and Holding of Shares (French law)” in our Annual Report on Form 20-F for the year ended December 31, 2021. Thus, all references to the deposit, surrender and delivery of our shares refer only to book-entry transfers and do not contemplate the physical transfers of certificates representing the shares in France.

The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon notice from the custodian of deposit of our shares, or evidence of rights to receive our shares, and pursuant to appropriate instruments of transfer, it will deliver through its Corporate Trust Office to the person or persons specified by the depositor, ADSs registered in the name or names of such person or persons for the number of ADSs issuable in respect of such deposit, upon payment to the depositary of its fees and expenses and of any taxes or charges.

Upon surrender of ADSs at the Corporate Trust Office of the depositary for the purpose of withdrawal of the Deposited Securities represented by the ADSs, payment of the fees, governmental charges and taxes provided in the deposit agreement and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal, and subject to the provisions of the deposit agreement, the Company’s articles of association and the Deposited Securities, the ADS holder is entitled to delivery to it or upon its order of the shares and any other Deposited Securities at the time represented by the ADSs at the Corporate Trust Office of the depositary or at the office of the custodian in Paris. The forwarding for delivery at the Corporate Trust Office of the depositary of cash, other property (other than rights) and documents of title for such delivery will be at the request, risk and expense of the ADS holder.

Dividends, Other Distributions and Rights

Subject to any restrictions imposed by applicable law, regulations or applicable permits, the depositary will be required to convert or cause to be converted into U.S. dollars, to the extent it can do so on a reasonable basis and can transfer the resulting U.S. dollars to the United States, within one business day or as promptly as practicable, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars, or foreign currency, including euros, that it receives in respect of the Deposited Securities and to distribute the resulting dollar amount (net of fees and expenses of the Depositary) as promptly as practicable to the owners of the ADSs entitled thereto, in proportion to the number of ADSs representing such Deposited Securities held by them. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among owners on account of exchange restrictions or the date of delivery of any ADSs or otherwise. The amount distributed will be reduced by any amount on account of taxes to be withheld by us or the depositary.

If any foreign currency cannot be converted to U.S. dollars in whole or in part, and transferred, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the depositary cannot be promptly obtained, the depositary shall, as to the portion of the foreign currency that is convertible, make such conversion and distribution in U.S. dollars to the extent permissible to the owners entitled thereto, and as to the non-convertible balance, distribute foreign currency received by it to each owner requesting in writing such distribution and hold the balance of such foreign currency not so distributed uninvested for the respective accounts of the owners of ADRs entitled thereto, without liability for the interest thereon.

If we declare a dividend in, or free distribution of, our shares, the depositary may, upon prior consultation with and approval of us, and shall if we so request, distribute to the owners, in proportion to the number of ADSs representing such Deposited Securities held by them, respectively, an aggregate number of ADSs that represents the amount of shares received as such dividend or free distribution in respect of such Deposited Securities, subject to the terms and conditions of the deposit agreement with respect to the deposit of our shares and the issuance of ADSs, including the withholding of any tax or other governmental charge and the payment of fees of the depositary. The depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from us that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of such the Securities Act. In lieu of delivering fractional ADSs in the event of any such dividend or free distribution, the depositary will sell the amount of shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the deposit agreement. Each ADS shall thenceforth also represent the additional shares distributed upon the Deposited Securities represented thereby.

If we offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional shares or any rights of any other nature, the depositary, after consultation with us, will have discretion as to the procedure to be followed in making such rights available to any owners of ADRs or in disposing of such rights for the benefit of any owners and making the net proceeds available to such owners or, if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, or if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, then the depositary shall allow the rights to lapse; provided, however, if at the time of the offering of any rights the depositary determines that it is lawful and feasible to make such rights available to all owners or to certain owners of ADSs but not to other owners, the depositary may, and at our request will, distribute to any owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such owner, warrants or other instruments therefor in such form as it deems appropriate.

If the depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain owners, it may, and at our request will, sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owner to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the depositary as provided in the deposit agreement, any expenses in connection with such sale and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the deposit agreement) for the account of such owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADSs, or otherwise. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner or owners in particular. See Item 3, “—Risk Factors—Risks Relating to Ownership of Securities—Preferential subscription rights may not be available for U.S. persons” in our Annual Report on Form 20-F for the year ended December 31, 2021.

In circumstances in which rights would not otherwise be distributed, if an owner of ADSs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such owner, the depositary will make such rights available to such owner upon written notice from us to the depositary that (a) we have elected in our sole discretion to permit such rights to be exercised and (b) such owner has executed such documents as we have determined in our sole discretion are reasonably required under applicable law.

If the depositary has distributed warrants or other instruments for rights, upon instruction pursuant to such warrants or other instruments to the depositary from such owner to exercise such rights, upon payment by such owner to the depositary for the account of such owner of an amount equal to the purchase price of our shares to be received upon exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary will, on behalf of such owner, exercise the rights and purchase the shares, and we shall cause the shares so purchased to be delivered to the depositary on behalf of such owner. As agent for such owner, the depositary will cause the shares so purchased to be deposited, and will deliver the ADSs to such owner pursuant to the deposit agreement.

The depositary will not offer rights to owners of ADSs unless both the rights and the securities to which such rights relate are either exempt from or not subject to registration under the Securities Act with respect to a distribution to all owners or are registered under the provisions of the Securities Act. Notwithstanding any terms of the deposit agreement to the contrary, we shall have no obligation to prepare and file a registration statement for any purpose. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner or owners in particular.

Whenever the depositary shall receive any distribution other than cash, our shares or rights in respect of the Deposited Securities, the depositary will cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the depositary or any taxes or other governmental charges, in proportion to the respective holdings of the owners, in any manner that the depositary, after consultation with us, may reasonably deem equitable and practicable for accomplishing such distribution. If, in the opinion of the depositary, such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including any requirement that we or the depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed) the depositary deems such distribution not feasible, the depositary may, after consultation with us, adopt such method as we may reasonably deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, with the net proceeds of any such sale (net of the fees of the depositary) to be distributed by the depositary to the owners of ADSs entitled thereto as in the case of a distribution received in cash.

Whenever the depositary receives notice from us that we have declared a dividend or other distribution payable in our shares or cash at the election of each holder of our shares, or as otherwise payable if no such election is made pursuant to the terms of the relevant distribution, the depositary will mail a notice to the owners of the ADSs informing them of the distribution and stating that owners of ADSs will be entitled, subject to any applicable provisions of French law, our articles of association or the relevant terms of such distribution, to instruct the depositary as to the form in which such owner elects to receive the distribution. Upon a timely written request from an owner, the depositary will endeavor, insofar as practicable, to make the requested election and distribute cash or shares, as the case may be, to such owners in accordance with the terms of the deposit Agreement. If the depositary does not receive timely instructions from any owner of ADSs as to such owner’s election, the depositary will not make any election with respect to the shares represented by such owner’s ADSs and will distribute the shares or cash it receives, if any, in respect of such shares to the relevant owner.

If the depositary determines that any distribution of property other than cash (including our shares and rights to subscribe therefore) is subject to any tax or other governmental charge which the depositary is obligated to withhold, the depositary may, by public or private sale, dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes or charges and the depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners of ADSs entitled thereto in proportion to the number of ADSs held by them, respectively.

Upon any change in nominal or par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities that shall be received by the depositary or custodian in exchange for, in conversion of, or in respect of Deposited Securities will be treated as new Deposited Securities under the deposit agreement, and the ADSs will thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional ADSs are delivered pursuant to the following sentence. In any such case the depositary may, with our approval and will if we so request, execute and deliver additional ADSs as in the case of a distribution in shares, or call for the surrender of outstanding ADSs to be exchanged for new ADSs specifically describing such new Deposited Securities.

Record Dates

Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the depositary gives effect to a change in the number of our shares that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of holders of shares or other Deposited Securities, or whenever the depositary shall find it necessary or convenient, the depositary will fix a record date, which shall be the same date as for the Shares or a date fixed after consultation with us and as close thereto as practicable (i) for the determination of the owners of ADRs who shall be (a) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (b) entitled to give instructions for the exercise of voting rights at any such meeting, (ii) for fixing the date on or after which each ADS will represent the changed number of shares, all subject to the provisions of the deposit agreement or (iii) to facilitate any other matter for which the record date was set.

Voting of Deposited Securities

The procedures described herein must be followed in order for owners of ADSs to give voting instructions in respect of the underlying shares.

We will use reasonable efforts to request that the depositary notify owners of ADSs of upcoming votes and ask for voting instructions from such owners. Upon receipt by the depositary of notice of any meeting of holders of shares or other Deposited Securities, the depositary shall, at our request, mail to the owners of the ADRs (i) a copy or summary in English of the notice of such meeting sent by us, (ii) a statement that such owner as of the close of business on a record date established by the depositary pursuant to the deposit agreement will be entitled, subject to any applicable provisions of French law, our articles of association and the Deposited Securities (which provisions, if any, will be summarized in pertinent part in such statement), to instruct the depositary with regard to the exercise of the voting rights, if any, pertaining to the shares or other Deposited Securities represented by such owner’s ADSs, (iii) copies or summaries in English of any materials or other documents provided by us for the purpose of enabling such owners to give instructions for the exercise of such voting rights, and (iv) a voting instruction card setting forth the date established by the depositary for the receipt of such voting instruction card, or the Receipt Date. The voting instruction card shall include an express indication that such instructions may be given or deemed given (as explained below) (a) if no voting instruction card is received by the depository on or before the Receipt Date, (b) if the depositary receives an improperly completed or blank voting instruction card or (c) if the voting instructions included in the voting instruction card are illegible or unclear. Voting instructions may be given only in respect of a number of ADSs representing an integral number of shares. For a discussion of certain requirements relating to an ADR holder’s right to vote, see Item 10 “Additional Information—Memorandum and Articles of Association—Attendance and Voting at Shareholders’ Meetings (French law)” in our Annual Report on Form 20-F for the year ended December 31, 2021.

Upon receipt by the depositary from an owner of ADSs of a properly completed voting instruction card on or before the Receipt Date, the depositary will either, in its discretion (i) use reasonable efforts, insofar as practical and permitted under any applicable provisions of French law and our articles of association, to vote or cause to be voted the shares represented by such ADSs in accordance with any non-discretionary instructions set forth in such voting instruction card or (ii) forward such instructions to the custodian and the custodian will use its reasonable efforts, insofar as practical and permitted under any applicable provisions of French law and our articles of association, to vote or cause to be voted the shares represented by such ADSs in accordance with any non-discretionary instructions set forth in such voting instruction card. If no voting instruction card is received by the depositary from an owner with respect to any of the shares represented by such owner’s ADSs on or before the receipt date, or if the voting instruction card is improperly completed or blank, or if the voting instructions included in the voting instruction card are illegible or unclear, such owner shall be deemed to have instructed the depositary to vote such shares and the depositary shall vote such shares in favor of any resolution proposed or approved by our Board of Directors and against any resolution not so proposed or approved.

We and the depositary may modify or amend the above voting procedures or adopt additional voting procedures from time to time as we and the depositary determine may be necessary or appropriate to comply with French or United States law or our articles of association. There can be no assurance that such modifications, amendments or additional voting procedures will not limit the practical ability of owners and beneficial owners of ADSs to give voting instructions in respect of the shares represented by ADSs or will not include restrictions on the ability of owners and beneficial owners of ADSs to sell ADSs during a specified period of time prior to a shareholders’ meeting.

Reports and Other Communications

The depositary will make available for inspection by owners of ADSs at its Corporate Trust Office any reports, notices and other communications, including any proxy soliciting material, received from us, which are both (a) received by the depositary, the custodian or a nominee of either as the holder or the Deposited Securities and (b) transmitted to the holders of our shares or other Deposited Securities by us. The depositary will also, at our request, send to the owners copies of such reports, notices and communications when furnished by us pursuant to the deposit agreement, including English-language versions, as applicable, of any such reports, notices and communications.

Amendment and Termination of the Deposit Agreement

The form of ADSs and any provisions of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary in any respect which we and the depositary may deem necessary or desirable without the consent of the owners of ADSs. However, any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which otherwise prejudices any substantial existing right of ADS owners, will not take effect as to outstanding ADSs until the expiration of 30 days after notice of any amendment has been given to the owners of outstanding ADSs. Every owner of an ADS at the time any such amendment so becomes effective, will be deemed, by continuing to hold such ADS, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event will any amendment impair the right of any owner of an ADS to surrender such ADS and receive therefor the Deposited Securities represented thereby, except to comply with mandatory provisions of applicable law.

The depositary will at any time at our direction terminate the deposit agreement by mailing notice of such termination to the owners of the ADSs then outstanding 30 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the deposit agreement by mailing notice of such termination to us and the owners of all ADSs then outstanding, if any time 60 days having expired after the depositary will have delivered to us written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment, in accordance with the terms of the deposit agreement. If any ADSs remain outstanding after the date of termination of the deposit agreement, the depositary thereafter will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the deposit agreement, except the collection of dividends and other distributions pertaining to the Deposited Securities, the sale of rights and other property and the delivery of underlying shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADSs (after deducting the fees of the depositary and other expenses set forth in the deposit agreement). At any time after the expiration of one year from the date of termination, the depositary may sell the Deposited Securities then held thereunder and hold uninvested the net proceeds of such sale together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the owners that have not theretofore surrendered their ADSs, such owners thereupon becoming general creditors of the depositary with respect to such net proceeds. After making such a sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting the fees of the depositary and other expenses set forth in the deposit agreement and any applicable taxes or other governmental charges).

Charges of Depositary

The depositary will charge any party depositing or withdrawing shares or any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or Deposited Securities or a distribution of ADSs pursuant to the deposit agreement) where applicable; (1) taxes and other governmental charges; (2) such registration fees as may from time to time be in effect for the registration of transfers of shares generally on the share register of the Company (or any appointed agent of the Company for transfers and registration of shares) and applicable to transfers of shares to the name of the depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals; (3) such cable, telex and facsimile transmissions expenses as are expressly provided in the deposit agreement; (4) such expenses as are incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement; (5) a fee of $5.00 or less per 100 ADSs (or portion thereof) for the delivery and for the surrender of ADSs pursuant to the deposit agreement; (6) a fee of $0.02 or less per ADS (or portion thereof) for any cash distribution pursuant to the deposit agreement; and (7) a fee for the distribution of securities other than shares under the deposit agreement, such fee being in an amount equal to the fee for the delivery referred to above which would have been charged as a result of the deposit of such securities and (treating all such securities as if they were shares) if they had not been instead distributed by the depositary to owners of the ADSs.

The depositary, pursuant to the deposit agreement, may own and deal in any class of our securities and in ADSs.

Liability of Owner for Taxes

If any tax or other governmental charge shall become payable by the custodian or the depositary with respect to any ADS or any Deposited Securities represented by the ADSs evidenced by such ADS, such tax or other governmental charge will be payable by the owner of such ADS to the depositary. The depositary may refuse to effect any transfer of such ADS or any withdrawal of Deposited Securities underlying such ADS and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner of such ADS will remain liable for any deficiency.

Transfer of American Depositary Shares

The ADSs are transferable on the books of the depositary, provided that the depositary may close the transfer books (when other than in the ordinary course of business in consultation with us to the extent practicable) at any time, or from time to time, when deemed expedient by it in connection with the performance of its duties or at our written request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADS, the delivery of any distribution thereon, or withdrawal of any Deposited Securities, the Company, depositary, custodian or Registrar may require payment from the owner of the ADS or the depositor of the shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer, registration or conversion fee with respect thereto (including any such tax or charge and fee with respect to shares being deposited or withdrawn) and payment of any applicable fees payable by the holders of ADSs.

The depositary may refuse to effect the transfer of the ADSs, to register the transfer of any ADS or to make any distribution on, or related to, shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. The delivery, transfer, registration of transfer of outstanding ADSs and surrender of ADSs generally may be suspended or refused during any period when the transfer books of the depositary, the Company and the Registrar are closed or if any such action is deemed necessary or advisable by the depositary or the Company, at any time or from time to time subject to the provisions of the deposit agreement. Notwithstanding anything in the deposit agreement to the contrary, the surrender of outstanding ADSs and the withdrawal of Deposited Securities may not be suspended except as permitted in General Instruction I(A)(1) to Form F-6 (as such form may be amended from time to time) under the Securities Act, which currently permits suspension only in connection with (i) temporary delays caused by closing the transfer books of the depositary or the Company or the deposit of shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or the withdrawal of the Deposited Securities. See “— Voting of Deposited Securities” with respect to additional transfer restrictions.

Acquisitions of ADSs

Pursuant to the terms of the deposit agreement, all notifications and approvals required pursuant to our articles of association or under French law in connection with the acquisition of shares are applicable in all respects.

General

Neither the depositary nor we, nor our respective directors, employees, agents or controlling persons (as defined under the Securities Act of 1933) will be liable to any owner or beneficial owner of ADSs if by reason of any provision of any present or future law or regulation of the United States, France or any other country, or of any other governmental or regulatory authority or stock exchange or by reason of any provision, present or future, of our articles of association, or by reason of any act of God or war or other circumstance beyond its or our control, the depositary or us or any of its or our directors, employees, agents or controlling persons (as defined under the Securities Act of 1933) shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the deposit agreement or the Deposited Securities it is provided will be done or performed; nor will we or the depositary incur any liability to any owner or beneficial owner of ADSs by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the deposit agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement or our articles of association.

We and the depositary assume no obligation, nor shall either we or the depositary be subject to any liability under the deposit agreement, except that each agrees to perform their respective obligations specifically set forth therein without negligence or bad faith.

The depositary will keep books at its Corporate Trust Office in The City of New York for the registration of transfers of ADSs, which at all reasonable times will be open for inspection by the owners of ADSs, provided that such inspection will not be for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADSs.

The depositary may appoint one or more co-transfer agents for the purposes of effecting transfers, combinations and split-ups of ADSs at designated transfer offices on behalf of the depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADSs and will be entitled to protection and indemnity to the same extent as the depositary.

Governing Law

The deposit agreement and the ADSs are governed by the laws of the State of New York.